Exhibit 2

MERRIMAN CURHAN FORD GROUP, INC.

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

August 27, 2009

MERRIMAN CURHAN FORD GROUP, INC.
SERIES D CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This Series D Preferred Stock Purchase Agreement (this “Agreement”) is made as of August 27, 2009, by and among Merriman Curhan Ford Group, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached hereto as Exhibit A (the “Schedule of Investors”).

SECTION 1

Authorization, Sale and Issuance of Series D Convertible Preferred Stock.

1.1 Authorization.   The Company has, prior to the Closing (as defined below), adopted and filed with the Secretary of State of Delaware the Certificate of Designation of the Company, in substantially the form attached hereto as Exhibit B (the “Certificate of Designation”) and authorized (a) the sale and issuance of up to 24,000,000 shares (the “Shares”) of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Series D Preferred”), having the rights, privileges, preferences and restrictions set forth in the Certificate of Designation; (b) the reservation of shares of Common Stock for issuance upon conversion of the Shares (the “Conversion Shares”); (c) the issuance of the Warrants and the Contingent Warrants (as defined below), (each as defined in the Investors Rights Agreement); and (d) the reservation of shares of Common Stock for issuance upon exercise of the Warrants, and Contingent Warrants (as defined below) (the “Warrant Shares”).

1.2 Sale and Issuance of Shares.   Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, the number of Shares set forth in the column designated “Number of Series D Shares” opposite such Investor’s name on the Schedule of Investors, at a cash purchase price of $0.43 per share (the “Purchase Price”).   For each share of Series D Preferred purchased, the Company shall issue a warrant to purchase one additional share of Common Stock at a purchase price of $0.65 per share, in the form attached hereto as Exhibit C (the “Warrants”).   The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Shares to each Investor is a separate sale and issuance.

SECTION 2

Closing Dates and Delivery.

2.1 Closing.   The purchase and sale of the Shares shall take place at one closing (the “Closing”).   No agreement binding upon the Company or any Investor shall be created until the Closing.   The Closing shall be deemed to take place at the offices of Merriman Curhan Ford Group, Inc., 600 California Street, 9th Floor, San Francisco, CA 94108, at 1:30 p.m.  local time on the date hereof.

2.2 Delivery.   At the Closing, the Company and the Lead Investor shall execute and deliver to the Escrow Agent provided for in the escrow agreement attached hereto as

Exhibit D  (the “Escrow Agreement”) a signed Escrow Agreement.   Each Investor shall tender payment of the purchase price for the number of Shares that such Investor is purchasing in the Closing as set forth in the column designated “Purchase Price” opposite such Investor’s name on the Schedule of Investors by means of either: (i) a wire transfer to the Escrow Agent, or (ii) evidence of cancellation of indebtedness satisfactory to the Company, or (iii) any combination of the foregoing.   Funds will be held by the Escrow Agent until evidence is submitted to the Escrow Agent that (A) a certificate in each Investor’s name representing the number of Shares that such Investor is purchasing in the Closing; and (B) a Warrant in each Investor’s name for the purchase of an equal number of shares of Common Stock; have been dispatched to each Investor from whom payment was received, all as provided in the Escrow Agreement.   Each Investor who has any rights to registration of any securities of the Company obtained in connection with previously issued indebtedness of the Company or warrants of the Company, agrees to the termination of all such rights, and the Company and all Investors agrees that such securities will be Registrable Securities under the Investor Rights Agreement.

2.3 Issuance.   Promptly following the Closing, the Company shall cause a notice of the transactions contemplated by this Agreement to be mailed to the Company’s stockholders in accordance with Nasdaq Listing Rule 5635(f).   On the tenth day following the mailing, upon evidence submitted to the Escrow Agent that (i) a certificate in each Investor’s name representing the number of Shares that such Investor is purchasing in the Closing; and (ii) a Warrant in each Investor’s name for the purchase of an equal number of shares of Common Stock; have been dispatched to each Investor from whom payment was received and such Shares and Warrants are deemed issued, the Escrow Agent shall (A) release funds to the parties set forth in the exhibit to the Escrow Agreement as set forth therein; (B) release the remaining funds to the Company; all as provided in the Escrow Agreement.

SECTION 3

Representations and Warranties of the Company.

A Schedule of Exceptions, attached hereto as Exhibit G (each, a “Schedule of Exceptions”) shall be delivered to the Investors in connection with the Closing.  Except as set forth on the Schedule of Exceptions delivered to the Investors at the Closing, the Company hereby represents and warrants to each of the Investors as follows:

3.1 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the corporate or other power and any required certificates, authorizations or permits issued by any regulatory body to own, manage, lease and hold its properties and to carry on its business as described in the SEC Filings as and where such properties are presently located and such business is presently conducted.  The Company is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified, except for those jurisdictions in which failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).

3.2 Corporate Existence and Qualification.  Section 3.2 of the Schedule of Exceptions sets forth a true and complete list of all of the subsidiaries of the Company including its broker dealer subsidiary Merriman Curhan Ford & Co.  Inc.  (collectively, the “Subsidiaries”), the place of incorporation of each such subsidiary and its authorized capitalization, its shares of capital stock outstanding, and the record and beneficial owner of those shares.  Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its place of incorporation; has the corporate or other power and any required certificates, authorizations or permits issued by any regulatory body to own, manage, lease and hold its properties and to carry on its business as described in the SEC Filings as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified, except for those jurisdictions in which failure to do so has not had, or could not reasonably be expected to have, a Material Adverse Effect.  There are no outstanding (and neither the Company nor the Subsidiary has any plan to issue, grant or enter into any) options, warrants, rights (including conversion or preemptive rights), subscriptions or agreements for the purchase or acquisition from or by the Company or the Subsidiaries of any shares of capital stock of any Subsidiary.  There are no voting agreements, voting trust agreements, shareholder agreements or other similar agreements relating to the capital stock of any of the Subsidiaries.

3.3 Authority, Approval and Enforceability.  This Agreement and the Transaction Agreements have been duly executed and delivered by the Company, and the Company has all requisite corporate power and legal capacity to execute and deliver this Agreement, the Warrants, the Investors’ Rights Agreement in substantially the form attached hereto as Exhibit E (the “Investors Rights Agreement”), the Management Lock-Up Agreements in substantially the form attached hereto as Exhibit F (each a “Lock-Up Agreement”), the Escrow Agreement (this Agreement, the Warrants the Investors Rights Agreement, each Lock-Up Agreement and the Escrow Agreement collectively, the “Transaction Agreements”), to issue and sell the Shares, the Conversion Shares and the Warrant Shares and to perform its obligations pursuant to the Transaction Agreements (including if required, issuance of the “Registration Warrants,” “Key Man Warrants” and/or the “Merriman Warrants” as defined in the Investors Rights Agreement) (the “Contingent Warrants”) and the shares of common stock pursuant to the exercise of such Contingent Warrants (the “Contingent Shares”)) and the Certificate of Designation.  The Certificate of Designation has been filed with the State of Delaware.  The execution and delivery of this Agreement and the Transaction Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on the part of the Company, any Subsidiary and their respective officers and directors on behalf of the Company or Subsidiary and all stockholders on behalf of each Subsidiary.  No approval of the Company’s stockholders is required with the execution and delivery of this Agreement and the Transaction Agreements and the performance of the transactions contemplated hereby and thereby.  This Agreement and each Transaction Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.4 Issuance of Securities.  The Company has full power and authority to issue the Shares, Warrants, Conversion Shares, Warrant Shares Contingent Warrants and Contingent Shares (collectively, the “Securities”).  The issuance of the Securities has been duly authorized, and upon receipt and acceptance of consideration from the Investor, the Shares and the Warrants when issued (and, if issued, Contingent Warrants) will be legally and validly issued, fully paid and non-assessable, free and clear of all liens, charges and encumbrances, and the Shares will have the rights, preferences and privileges described in the Certificate of Designation.  The Warrant Shares and the Contingent Shares have been duly reserved for issuance and sale pursuant to their terms and, when paid for, issued and delivered by the Company pursuant to due exercise of the Warrants or Contingent Warrants (as the case may be), will be validly issued, fully paid and nonassessable; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.  The Company has taken all action required by its Articles of Incorporation and Bylaws to approve the offer and sale of the securities.

3.5 SEC Filings.  The Company has filed all proxy statements, reports and other documents required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934 for the twelve months preceding the date hereof (the “SEC Filings”) on a timely basis or has received a valid extension of such time of filing and has filed such SEC Filing before the expiration of any such extension.  Each SEC Filing was, at the time of its filing, in material compliance with the requirements of its respective form and none of the SEC Filings, or the financial statements (and the notes thereto) included in the SEC Filings, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Filings, as of their respective filing dates, complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the Board’s Audit Committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  As of the date of this

Agreement, to the knowledge of the Company, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without disclosure of material weaknesses, when next due.

3.6 Capitalization; Ownership of Shares.  as of the date hereof, the authorized capital stock of the Company consists of 300,000,000 authorized shares of common stock, $ 0.0001 par value per share, of which 12,756,656 were issued and outstanding, and 7,275,716 are reserved for issuance to employees, officers, directors and consultants pursuant to the Company’s stock option plans (pursuant to which options to purchase or other outstanding unissued grants for, in the aggregate, 4,961,174 shares are issued and outstanding).  In addition, the Company has authorized the following classes of preferred stock as of the date hereof: 2,000,000 shares of Series A, $0.0001 par value per share, of which none were issued and outstanding, 12,500,000 shares of Series B, 0.0001 par value per share, of which none were issued and outstanding, 14,200,000 shares of Series C, $ 0.0001 par value per share, of which none were issued and outstanding.  The Company further has the ability, under its Certificate of Incorporation, to create additional series of Preferred Stock, or additional shares of any of the above classes of Preferred Stock, without stockholder approval.  Schedule 3.6(a) to the Schedule of Exceptions contains an accurate list of any person holding options, warrants or other rights to purchase any class of the Company’s capital stock (other than the Shares, Warrants, Conversion Shares, Warrant Shares, Contingent Warrants or Contingent Shares) and the holdings of each such person, and there are no other outstanding options, warrants, rights (including conversion or preemptive rights or rights of first offer) or agreements, orally or in writing, for the purchase, redemption or acquisition from the Company of any shares of its capital stock.  All of the issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with state and federal securities laws.  Except for the Transaction Agreements and as set forth on Schedule 3.6(b) of the Schedule of Exceptions, the Company is not a party or subject to any agreement or understanding, and, to the best of the Company’s knowledge, there is no agreement or understanding between any person that affects or relates to the voting or giving of written consents with respect to any security of the Company (including any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of the Company or the sale, transfer, registration or other disposition with respect to any security of the Company.  The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any person the right to purchase any equity interest in the Company upon the occurrence of certain events.

3.7 Litigation.  Except as disclosed on Schedule 3.7 of the Schedule of Exceptions, there are no claims, actions, suits, investigations or proceedings against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in any court or before or by any governmental authority, or before any arbitrator, nor is there any outstanding judgment, order or decree against, the Company or any of its Subsidiaries before or by any court, governmental authority or arbitral body that might have (in the aggregate or if decided adversely to the Company or Subsidiary) a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any court or governmental authority in a materially adverse manner.  The Company is not a party or subject to, and none of its assets is bound by, the provisions of any material order, writ, injunction, judgment, or decree of any court or governmental authority.

3.8 Liabilities and Losses.  Except as reflected in the balance sheet contained in, or otherwise disclosed in, any SEC Document, there are no outstanding liabilities of the Company other than liabilities incurred in the ordinary course of business since the date of such SEC Document.

3.9 Compliance with Other Instruments.  The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Securities) will not (i) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or bylaws of the Company or any of its subsidiaries or (ii) conflict with, or constitute a default or breach (or an event which with notice or lapse of time or both would become a default or breach) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and rules of self regulatory organizations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (including the Shares), except in the case of clauses (ii) and (iii) above, to the extent that such violations, conflict, default or right would not reasonably be expected to have a Material Adverse Effect.  No representation or warranty is made with respect to the Company’s continued listing on the Nasdaq Capital Market.

3.10 Material Changes.  Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in a subsequent SEC Filing filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate (as defined in Rule 144 under the Securities Act), except pursuant to existing Company stock option plans.

3.11 Brokers or Finders.  The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.12 Private Placement.  The offer and issuance of the Securities to the Investor being made pursuant to the exemptions from the registration provisions of the Securities

Act afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  Assuming the accuracy of the Investors’ representations and warranties set forth in Section 4 hereof, no registration under the Securities Act is required for the offer and sale of the Shares, Conversion Shares, Warrants, Warrant Shares, Contingent Warrants and Contingent Shares by the Company to the Investors as contemplated hereby or pursuant to the Transaction Agreements.  Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.

3.13 Governmental Consent.  No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or the Financial Industry Regulatory Authority (“FINRA”) on the part of the Company is required in connection with the valid execution and delivery of these Transaction Agreements, or the offer, sale or issuance of the Shares, the Conversion Shares and the Warrant Shares or the consummation of any other transaction contemplated by these Transaction Agreements, except (a) filing of the Certificate of Designation with the office of the Secretary of State of the State of Delaware, (b) the filing of such notices as may be required under the Securities Act, and (c) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

3.14 Indebtedness.  Neither the Company nor any of its Subsidiaries is after giving effect to the Closing and the issuance of the Shares and Warrants, in default in the payment of any material indebtedness or in default under any material agreement relating to its material indebtedness.  Neither the Company nor any of its Subsidiaries has issued or incurred any debt security or other indebtedness that by its terms is convertible into or exchangeable for, or accompanied by warrants for or options to purchase, any capital stock of the Company.

3.15 Title.  Each of the Company and its Subsidiaries has good and marketable title to its property that is real property and good and valid title to all of its other property (other than negligible assets not material to the operations of the Company or any of its Subsidiaries), free and clear of all liens except for liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.16 Tax Matters.

(a) As used herein: (x) the term “Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns; and (y) the term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

(b) The Company and each of its Subsidiaries has timely filed (or there have been filed on their behalf) in correct form with appropriate taxing authorities all material Tax Returns required to be filed by them on or prior to the date hereof.  Such Tax Returns are true, accurate and complete in all material respects.  With respect to all amounts in respect of Taxes imposed upon the Company or any subsidiary or for which the Company or any such subsidiary of the Company is or could be liable, all applicable Tax laws have been complied with in all material respects, and all such amounts in respect of Taxes required to be paid by the Company or any of its subsidiaries to taxing authorities or others, have been paid.  The accrual for Taxes set forth in the financial statements of the Company included in the SEC Filings is adequate in all material respects to cover the Company’s and its Subsidiaries’ obligations for Taxes as of the date hereof.

(c) The Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the withholding of Taxes, and subject to the foregoing, have, within the time and manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws.

(d) No federal, state, local or foreign audits or other administrative proceedings have formally commenced or are presently pending with regard to any Taxes due from or with respect to the Company or any of its Subsidiaries.  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any material Tax sharing, Tax indemnity or other similar agreement or arrangement with any person or entity other than a Tax sharing, Tax indemnity or other similar agreement to which the Company and/or one of its Subsidiaries are the sole parties.

3.17 Compliance with Laws.  Neither the Company nor any of its Subsidiaries is in material violation of any applicable federal, state, local, foreign or other law, statute, regulation, rule, ordinance, code, convention, directive, order, judgment or other legal requirement (collectively, “Laws”) of any governmental authority or self regulatory organization, except where such violation would not, individually or in the aggregate, be expected to have a Material Adverse Effect.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated with respect to, or has been overtly threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18 Registration Rights.  Except as provided in the Investors Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

3.19 Investment Company Act.  Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of

l940, or, directly or indirectly, controlled by or acting on behalf of any person which is an investment company, within the meaning of said Act.

3.20 Foreign Corrupt Practices.  To the Company’s knowledge, neither the Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S.  Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.21 Key Employees.  Each of D.  Jonathan Merriman and Peter V.  Coleman (each a “Key Employee”) is currently serving the Company and each Subsidiary in the capacities disclosed in Schedule 3.21 of the Schedule of Exceptions.  No Key Employee, to the knowledge of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each Key Employee does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  No Key Employee has, to the knowledge of the Company, any intention to terminate or limit his employment with, or services to, the Company or any of its subsidiaries, nor is any such Key Employee subject to any constraints (e.g., litigation) which would cause such employee to be unable to devote his full time and attention to such employment or services in the capacities disclosed in Schedule 3.21.

3.22 Employee Benefits.  Neither the Company nor any affiliate of the Company as determined under the Internal Revenue Code of 1986, as amended (the “Code”) section 414(b), (c), (m) or (o) (an “ERISA Affiliate”) maintains, administers or contributes to, or maintained, administered or contributed to, or has any liability with respect to, nor do the employees of the Company or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to:

(a) any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Plan”), including any multiemployer plan as defined in Section 3(37) of ERISA (“Multiemployer Plan”); or

(b) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (“Employee Benefit Plan”);

other than those Plans and Employee Benefit Plans described in Schedule 3.22 of the Schedule of Exceptions.  Except as required by section 4980B of the Code, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate with medical or other benefit coverage.  Except as required by section 4980B of the Code, neither the Company nor any ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by the Company or any ERISA Affiliate.  All Plans and Employee Benefit Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including the requirements, of Code section 401(a) to the extent any Plan is intended to conform that section), other Federal statutes, state law (including state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith except when the failure to so comply would not have a Material Adverse Effect.  A favorable determination as to the qualification under the Code of each of the Plans that is intended to be qualified under Section 401(a) of the Code and each amendment thereto has been made by the Internal Revenue Service (“IRS”), each trust funding a Plan is and has been tax-exempt and each Plan and related trust agreements remain qualified under the Code.  No Plan is a Multiemployer Plan subject to Title IV of ERISA.

3.23 Contracts.  The SEC Documents contain a complete and accurate list of all material undischarged written or oral contracts, agreements, leases or other instruments to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of the properties or assets of the Company or any subsidiary is subject which are required to be listed in the SEC Documents except where the failure to so list in the SEC Documents would not have a Material Adverse Effect (each a “Contract”).  None of the Company, its subsidiaries or, to the of the Company, any of the other parties thereto, is in breach or violation of any Contract, which breach or violation relates to indebtedness for borrowed money or otherwise would have a Material Adverse Effect.  No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a breach or default by the Company or its subsidiaries under any Contract which breach or default would have a Material Adverse Effect.  The Company has provided to the counsel for the Lead Investor true and complete copies all fidelity bonds and insurance policies of the Company now in force (including “key man,” comprehensive general liability, personal and professional liability, comprehensive general casualty and extended coverage, business interruption, automobile, fire and lightning, endowment, life, and worker’s compensation insurance policies).

3.24 Use of Proceeds.  The Company shall apply up to $4.3 million of the net proceeds from the issuance and sale of the Securities for settlement of litigation claims from the claimants provided for in the Escrow Agreement, and the balance for general corporate purposes, including funding working capital and the payment of fees and expenses in connection with the transactions contemplated by this Agreement and the Transaction Agreements.

3.25 Disclosure.  No information relating to or concerning the Company set forth in this Agreement or provided to the Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.  Except for the execution and performance of this Agreement and the other Transaction Agreements, no material fact (within the meaning of the federal securities laws of the United States) which would be required to be disclosed in the SEC Documents exists with respect to the Company or any of its subsidiaries which has not been publicly disclosed, except where the failure to disclose would not have Material Adverse Effect.

SECTION 4

Representations and Warranties of the Investors.

Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

4.1 Public Information on Company.  The Investor has had access at the EDGAR Website of the SEC to the Company’s Form 10-K/A, filed on April 30, 2009, for the year ended December 31, 2008 and the Company’s Form 10-K, filed on February 12, 2008, for the year ended December 31, 2007, as filed with the SEC, together with all subsequently filed Forms 10-Q, 8-K, and other filings made with the SEC available at the EDGAR website (any such document, an “SEC Document”).  The Investor has reviewed the risk factors contained in the SEC Documents.  The Investor has considered the risk factors and other all factors the Investor deems material in deciding on the advisability of investing in the Securities.  In furtherance and not in limitation of the preceding sentences, Investor is aware that the opinion of the Company auditors contained in its Form 10-K/A, filed on April 30, 2009 contained “going concern” language.

4.2 Other Information.  Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Transaction Agreements, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Transaction Agreements, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction.  Such Investor believes that it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Shares, the Conversion Shares and the Warrant Shares.  Each Investor acknowledges that any business plan or projection provided to such Investor was prepared by the management of the Company in a good faith effort to describe the Company’s presently proposed business and products and the markets therefor.  Each Investor also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by the Transaction Agreements.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or otherwise in the Transaction Agreements, or the right of Investor to rely on such representations or warranties.

4.3 No Registration.  Such Investor understands that the Shares and the Conversion Shares, have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.4 Investment Intent.  Such Investor is acquiring the Shares and the Conversion Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares or the Conversion Shares.

4.5 Investment Experience.  Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Investor can protect its own interests.  Such Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

4.6 Speculative Nature of Investment.  Such Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks.  Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Shares and the Conversion Shares for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

4.7 Accredited Investor.       Either:

(a) The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company; or

(b) The Investor is not an accredited investor but has executed and returned to the Company an Investor Questionnaire establishing that the Investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

4.8 Residency.  The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the Schedule of Investors.

4.9 Rule 144.  Such Investor acknowledges that the Shares, the Conversion Shares or the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

Such Investor acknowledges and understands that, notwithstanding any obligation under the Investors Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Shares, the Conversion Shares or the Warrant Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied.  Such Investor acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock.  Such Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.10 Authorization.

(a) Such Investor has all requisite power and authority to execute and deliver the Transaction Agreements, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of the Transaction Agreements.  All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Transaction Agreements, and the performance of all of the Investor’s obligations under the Transaction Agreements, has been taken or will be taken prior to the Closing.

(b) The Transaction Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Investors Rights Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c) No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Transaction Agreements by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.11 Brokers or Finders.  Such Investor has not engaged any brokers, finders or agents in connection with the transactions contemplated herein, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Agreements.

4.12 Tax Advisors.  Such Investor has reviewed with its own tax advisors the U.S.  federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Transaction Agreements.  With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Transaction Agreements.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or otherwise in the Transaction Agreements, or the right of Investor to rely on such representations or warranties.

4.13 Legends.  Such Investor understands and agrees that the certificates evidencing the Shares or the Conversion Shares, or any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Investors Rights Agreement or under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

SECTION 5

The Company’s Actions.

The following have occurred:

5.1 Representations and Warranties.  The representations and warranties made by the Company in Section 3 (as modified by the disclosures on the Schedule of Exceptions) are true and correct in all respects as of the date hereof.

5.2 Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with.

5.3 Qualifications.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement are duly obtained and effective, except any notices of sale required to be filed with applicable federal and state agencies that may be filed following Closing, which will be timely filed within the applicable periods therefor.

5.4 Certificate of Designation.  The Certificate of Designation has been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

5.5 Investors Rights Agreement.  The Company and the Investors (as defined in the Investors Rights Agreement) shall have executed and delivered the Investors Rights Agreement.

5.6 Management Lock-Up Agreement.  The Company, and each of D.  Jonathan Merriman, Robert Ford, Brock Ganeles, Peter Coleman have executed and delivered the Management Lock-Up Agreement.

5.7 Opinion.  The Company shall have delivered to counsel to Ronald C.  Chez (the “Lead Investor”) an opinion addressed to each Investor from Michael C.  Doran, Esq., counsel to the Company, dated as of the date hereof, in substantially the form attached hereto as Exhibit H.

5.8 Escrow Agreement.  The Escrow Agreement has been executed and delivered by the Company, the Lead Investor, and the Escrow Agent.

5.9 Settlement Agreement.  The Settlement Agreement in the form attached hereto as Exhibit J has been executed by the Company and “Settling Claimants” representing in the aggregate at least $34.6 million in “Value of Original Claim” as shown on Schedule A of the Settlement Agreement.

5.10 Payment of Investor Expenses.  The Escrow Agreement contains irrevocable instructions for the payment of $35,000 as described in Section 7.5.

5.11 Life Insurance Policy.  The Company has purchased the insurance policy on the life of D.  Jonathan Merriman in the form attached hereto as Exhibit I (the “Life Insurance Policy”).

5.12 Warrant Returns.  D.  Jonathan Merriman and Peter V.  Coleman have returned 50% of the warrants originally issued to them by the Company in connection with their guarantees of the Secured Promissory Note issued by the Company in favor of Ronald L.  Chez dated July 31, 2009.

SECTION 6

Investors’ Actions.

The following have occurred:

6.1 Representations and Warranties.  The representations and warranties made by each Investor in Section 4 is true and correct in all respects as of the date hereof.

6.2 Covenants.  All covenants, agreements and conditions contained in the Transaction Agreements to be performed by Investors on or prior to the date of the Closing shall have been performed or complied with.

6.3 Compliance with Securities Laws.  The Company is satisfied that the offer and sale of the Shares and the Conversion Shares and the Warrants are be qualified or exempt from registration or qualification under all applicable federal and state securities laws (including receipt by the Company of all necessary blue sky law permits and qualifications required by any state, if any).

SECTION 7

Miscellaneous

7.1 Amendment.  Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding [at least a majority] of the Shares or the Conversion Shares and the Warrants (calculated by assuming all Shares have been converted to Conversion Shares and the Warrants converted to Warrant Shares as of the date of such amendment, waiver, discharge or termination, and excluding any of such shares or warrants that have been sold to the public or pursuant to Rule 144).  Any such amendment, waiver, discharge or termination affected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities.  Each Investor acknowledges that by the operation of this paragraph, the holders of at least a majority of the Shares or the Conversion Shares (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

7.2 Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any other holder of any Shares or Conversion Shares, at such address, facsimile number, or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then at the address of the last holder of such Shares or Conversion Shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to 600 California Street, 9th Floor, San Francisco, CA 94108, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to 600 California Street, 9th Floor, San Francisco, CA 94108, Attn: Chief Compliance Officer.

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law, the Certificate of Designation or the Company’s Bylaws, each Investor agrees that such notice may be given by facsimile or by electronic mail (with confirmed delivery).

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 3 business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, the business day following confirmation of facsimile transfer or, if sent by electronic mail, the business day following confirmation of delivery when directed to the electronic mail address provided pursuant hereto, or, if sent by nationally recognized overnight delivery service, on the date when delivered.

7.3 Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law.

7.4 Brokers or Finders.  The Company shall indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its constituent partners, members, agents, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties contained in Section 3.11, and each Investor agrees to indemnify and hold harmless the Company and each other Investor from any liability for any commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Company, any other Investor or any of their constituent partners, members, agents, officers, directors, employees or representatives is responsible to the extent such liability is attributable to any inaccuracy or breach of the representations and warranties of such Investor contained in Section 4.11.

7.5 Expenses.  The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that if the Closing is effected, the Company at the Closing shall reimburse the reasonable documented fees of Thompson Coburn LLP, counsel for the Lead Investor, and other fees and expenses involved for due diligence and other transaction related expenses, an amount not to exceed $35,000.

7.6 Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Shares sold hereunder or any Conversion Shares or Warrants).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  This provision shall not limit an Investor right to transfer any securities pursuant to the terms of this Agreement or any of the Transaction Agreements.

7.7 Entire Agreement.  This Agreement and the other Transaction Agreements, including the exhibits attached hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.8 Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.9 California Corporate Securities Law.  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

7.10 Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this

Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

7.11 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.12 Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.13 Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the city of Chicago, and county of Cook, Illinois (or in the event of exclusive federal jurisdiction, the courts of the Northern District of Illinois).  EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTAIRILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PORCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.  The Company agrees and acknowledges that any violation or breach of its covenants, agreements and undertakings contained in this Agreement or in the other Investment Agreements shall cause Investors irreversible injury and, in addition to any other right or remedy available to a party at law or in equity, an Investor shall be entitled to enforcement by court injunction for specific performance of the obligations of the other party hereunder (without the requirement of posting a bond).  Notwithstanding the foregoing sentence, nothing herein shall be construed as prohibiting a party from also pursuing any other rights, remedies or defenses, for such breach or threatened breach, including receiving damages and attorneys’ fees.  The election of any remedy shall not be construed as a waiver on the part of any party of any rights such party might otherwise have at law or in equity.  Said rights and remedies shall be cumulative.

7.14 Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.15 Attorney’s Fees.  In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.16 Survival of Warranties.  The warranties, representations and covenants of the Company and each Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.  The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Investors, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Investors or any of their representatives.

7.17 Company Indemnification.  The Company agrees to indemnify and hold harmless the Investors and each of their officers, directors, shareholders, members, employees, partners, agents and affiliates and any direct or indirect investors, shareholders, officers, directors, agents, partners, employees, members, agents or affiliates of any of the foregoing for loss or damage arising as a result of or related to (a) any breach by the Company of any of its representations or covenants set forth herein or the unenforceability or invalidity of any provision of any of the Transaction Agreements other than the Investor Rights Agreement and Warrants, or (b) any cause of action, suit or claim brought or made against such indemnitee (other than directly by the Company solely for breach of this Agreement, or any Transaction Agreement other than the Investor Rights Agreement and Warrants by the indemnitee or by governmental or regulatory authorities), and arising out of or resulting from (whether in whole or in part) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Agreement other than the Investor Rights Agreement and Warrants or any other instrument, document or agreement executed pursuant hereto or thereto or contemplated hereby or thereby (including the acquisition of the Securities, the Warrants, the Warrant Shares, the Contingent Warrants or the Contingent Shares), any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities or the status of the Investor as an investor in the Company, except to the extent that such actual loss or damage results from a breach by such indemnitee of this Agreement, or other Transaction Agreement or any other instrument, document or agreement executed pursuant hereto or thereto or contemplated hereby or thereby.  If any action shall be brought against any Investor in respect of which indemnity may be sought pursuant to this Agreement, such Investor shall promptly notify the Company in writing, (provided that the failure of an Investor to give notice as provided herein shall not relieve the Indemnifying Party of its obligations, to the extent such failure is not materially prejudicial) and the and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor.  Any Investor shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor unless representation of such Investor by the counsel retained by the Company would be inappropriate due to actual or potential conflicting interests between such Investor and any other party represented by such counsel in such proceeding or should the Company failed promptly to assume the defense of such proceeding.  The Company will not be liable to any Investor under this Agreement for any settlement by an Investor effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed.  The right to indemnification shall include the right to repayment of legal fees only if the indemnitee has prevailed on the merits in a final judgment of a court from which no further appeal is possible.

7.18 Investor Indemnification.  Each Investor, severally and not jointly, agrees to indemnify and hold harmless the Company and each of its officers, directors, shareholders, members, employees, partners, agents and affiliates and any direct or indirect investors, shareholders, officers, directors, agents, partners, employees, members, agents or affiliates of any of the foregoing for loss or damage arising as a result of or related to (a) any breach by the Investor of any of its representations or covenants set forth herein.  If any action shall be brought against the Company in respect of which indemnity may be sought pursuant to this Agreement, the Company shall promptly notify the Investor in writing, and the Investor shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Company.  The Company shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Company.  Each Investor will not be liable to the Company under this Agreement for any settlement by the Company effected without the Investor’s prior written consent, which shall not be unreasonably withheld or delayed.  The right to indemnification shall include the right to repayment of legal fees only if the indemnitee has prevailed on the merits in a final judgment of a court from which no further appeal is possible.

7.19 Public Filings; Publicity.  Immediately following execution of this Agreement, the Company shall issue a press release with respect to the transactions contemplated hereby, and the notice to investors required pursuant to Section 5635(f) of the NASDAQ Listing rules.  The Company and the Lead Investor shall have the right to approve before issuance any press releases or notices (including the foregoing press release and notice), SEC or other filings, or any other public statements, with respect to the transactions contemplated hereby; provided, however, that either the Lead Investor, on the one hand, or the Company, on the other hand, shall be entitled, without the prior approval of the other party, to make any press release or SEC or exchange filings with respect to such transactions as is required by applicable law and regulations (although such party making such release or filing shall (to the extent time permits) consult with the other party in connection with any such press release or filing prior to its release and shall be provided with a copy thereof).

7.20 Construction.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.  When used in this Agreement, the word “including” means “including, without limitation”, and the word “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, governmental authority, or other entity.

[Signatures set forth on the following page]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

MERRIMAN CURHAN FORD GROUP, INC.
a Delaware corporation

/s/ D. Jonathan Merriman
D. Jonathan Merriman,
Chief Executive Officer

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

INVESTORS

/s/ Andrew Arno
Andrew Arno

/s/ Michael E. Marrus
Michael E. Marrus

/s/ Mark Green
Mark Green

[Remaining Signature Pages Omitted]